Exhibit 99.1      Slide presentation given by certain executive officers of Atlantic Bancshares, Inc. on May 11, 2007.

atlantic

community bank

It’s your money. It’s your bank.

Disclaimer

This presentation and its referenced documents contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties. The statements are based on many assumptions and estimates and are not guarantees of future performance.

Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. Reference is made to Atlantic Bancshares, Inc.'s reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.

Presentation Outline

- market
- action items
- 1st year: projections versus actual
- 1st quarter 2007: budget versus actual
- trends
- intangibles
- guardrails

atlantic community bank

It's your money. It's your bank.

Market

- economy
- multiple new entrants
  - margins
  - staffing
  - noise
- regulations

Action Items

- products
  - courier service
  - health savings account (HSA)
- mortgage division
- niche
  - small business
  - entrepreneurs
  - professionals

1st Year: Projections vs Actual

Ending Balance Sheet

(millions)	Projections	12/31/06
Assets	$ 30.6	$ 51.9
Net Loans	$ 23.4	$ 38.4
Deposits	$ 22.5	$ 41.6

(bank only)

1st Year: Projections vs Actual

Income Statement

(thousands)	Projections	12/31/06
Start-Up	$ 696	$ 740
Net Interest Income	$ 776	$1,182
Loan Loss Reserve	$ 248	$ 390
Non-Interest Income	$ 408	$ 188
Non-Interest Expense	$1,609	$2,536
Net Income	($863)	($1,516)
Headcount	10.5	21.5

(bank only)

1st Quarter 2007: Budget vs Actual

Ending Balance Sheet

(millions)	Budget	03/31/07
Assets	$ 54.8	$ 55.7
Net Loans	$ 47.6	$ 46.0
Deposits	$ 44.7	$ 45.6

(bank only)

1st Quarter 2007: Budget vs Actual

1st Quarter Income Statement

(thousands)	Budget	03/31/07
Net Interest Income	$ 514	$ 528
Loan Loss Reserve	$ 88	$ 80
Non-Interest Income	$ 105	$ 83
Non-Interest Expense	$ 733	$ 726
Net Income	($133)	($114)
Headcount	23.5	21.5

(bank only)

Quarterly Trend Analysis

(Consolidated)

	Development Stage 12/31/06	Quarter Ended 03/31/06	Quarter Ended 06/30/06	Quarter Ended 09/30/06	Quarter Ended 12/31/06	Quarter Ended 03/31/07
Net Loss	(13,204)	(739,115)	(379,910)	(288,895)	(190,193)	(170,337)
Total Net Loss						
Basic loss per share	n/a	(0.80)	(0.30)	(0.23)	(0.16)	(0.14)
Total Assets	8,388,552	30,309,970	38,993,878	46,612,973	51,922,045	55,741,394
Loans Receivable	0	5,693,305	17,071,217	29,911,436	38,819,635	46,418,019
Allowance for Loan Loss	0	(56,500)	(167,975)	(300,000)	(389,340)	(465,500)
Deposits	0	18,656,022	28,022,993	35,660,855	41,211,144	45,135,696
Shareholder's Equity	8,388,552	11,229,803	10,855,749	10,610,199	10,442,972	10,298,932
Total Non-interest income	0	22,320	41,396	60,096	73,608	85,419
Total Non-interest expenses	25,050	** 1,222,820	728,208	737,944	736,698	755,918
Headcount	7 FT	14 FT, 3 PT	20 FT, 3 PT	20 FT, 5 PT	19 FT, 5 PT	20 FT, 3 PT

ATLANTIC COMMUNITY BANK OPENED ON 01/26/2006

** INCLUDES $740,680 IN PRE-OPENING EXPENSES TRANSFERRED TO THE BANK

Intangibles

- two trades @ $11.00 per share
- bulletin board listing ("ATBA" ticker symbol)
- recognizable brand image
- engaged board
- company culture

Guardrails

Vision: continuity through profitable growth

Mission:

- market leadership
- measurable value for all stakeholders
- locally led financial services

atlantic community bank

It's your money. It's your bank.